Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the MicroVision, Inc. 2022 Equity Incentive Plan of our reports dated March 1, 2022, relating to the financial statements and schedule of MicroVision Inc. (the “Company”) and the effectiveness of internal control over financial reporting of the Company, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

Seattle, Washington
June 8, 2022